Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-278797-02

PUBLIC SERVICE COMPANY OF COLORADO

(a Colorado corporation)

$700,000,000 4.15% FIRST MORTGAGE BONDS, SERIES NO. 45 DUE 2029

$600,000,000 5.05% FIRST MORTGAGE BONDS, SERIES NO. 46 DUE 2036

Issuer:	Public Service Company of Colorado (a Colorado corporation)
Issue Format:	SEC Registered
Expected Ratings*:	A1/A/A+ (Negative/Negative/Stable) (Moody’s/S&P/Fitch)
Security Type:	First Mortgage Bonds
Pricing Date:	March 10, 2026
Settlement Date:	March 13, 2026 (T+3)

	2029 Bonds	2036 Bonds
Principal Amount:	$700,000,000	$600,000,000
Maturity Date:	March 13, 2029	June 15, 2036
Interest Payment Dates:	Semi-annually on March 13 and September 13, commencing on September 13, 2026	Semi-annually on June 15 and December 15, commencing on December 15, 2026 (long first coupon)

Reference Benchmark Treasury:	3.500% due February 15, 2029	4.125% due February 15, 2036
Benchmark Treasury Price:	99-25 3/8	99-31+
Benchmark Treasury Yield:	3.574%	4.127%
Spread to Benchmark Treasury:	+60 bps	+95 bps
Yield to Maturity:	4.174%	5.077%
Coupon:	4.15%	5.05%
Price to the Public:	99.933% of the principal amount, plus accrued interest, if any, from March 13, 2026	99.762% of the principal amount, plus accrued interest, if any, from March 13, 2026
Net Proceeds to Issuer:	$697,081,000 (after deducting the underwriting discount but before transaction expenses)	$594,672,000 (after deducting the underwriting discount but before transaction expenses)
Make-Whole Call:	Prior to February 13, 2029 (the 2029 par call date), T+10 bps (calculated to the 2029 par call date)	Prior to December 15, 2035 (the 2036 par call date), T+15 bps (calculated to the 2036 par call date)
Par Call:	On or after February 13, 2029, at par	On or after December 15, 2035, at par
Call for Tax Credit Event:	At the issuer’s option, in whole, but not in part, at a redemption price equal to 101% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date (any notice of redemption may be sent only by the later of (a) December 31, 2026 and (b) six months from the date of issuance)	At the issuer’s option, in whole, but not in part, at a redemption price equal to 101% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date (any notice of redemption may be sent only by the later of (a) December 31, 2026 and (b) six months from the date of issuance)

CUSIP/ISIN:	744448 DD0 / US744448DD05	744448 DE8 / US744448DE87
Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	BNY Mellon Capital Markets, LLC CIBC World Markets Corp. J.P. Morgan Securities LLC Scotia Capital (USA) Inc. TD Securities (USA) LLC

Co-Manager:	Loop Capital Markets LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNY Mellon Capital Markets, LLC toll-free at (800) 269-6864, CIBC World Markets Corp. toll-free at (800) 282-0822, J.P. Morgan Securities LLC collect at (212) 834-4533, Scotia Capital (USA) Inc. toll-free at (800) 372-3930 or TD Securities (USA) LLC toll-free at (855) 495-9846.